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                                                                 EXHIBIT 2(a)(2)

                          BLUE CHIP VALUE FUND, INC.

                             ARTICLES OF AMENDMENT


     Blue Chip Value Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:  The charter of the Corporation is hereby amended by striking out
Section 6.3(b) of Article VI and inserting in lieu thereof the following:

             (b) If the condition in Section 6.3(a) occurs, the Corporation will submit to the stockholders at the 1993 Annual Meeting of Stockholders a resolution which, if approved by the holders of a majority of the outstanding shares of common stock, would allow each holder thereof to require the Corporation to redeem, at net asset value, all or part of the shares of common stock owned by such holder, such redemption to occur on June 30, 1993 or as soon thereafter as practicable, to the extent consistent with the Investment Company Act of 1940, upon written notice delivered to the Corporation's transfer agent not less than thirty days prior thereto.

     SECOND: The charter of the Corporation is hereby amended by striking out
Section 7.3 of Article VII and inserting in lieu thereof the following:

          SECTION 7.3. A director may be removed with or without cause, but only by action of the shareholders taken by the holders of at least three-fourths of the shares then entitled to vote in an election of directors.

     THIRD:  The charter of the Corporation is hereby amended by striking out
Article VIII and inserting in lieu thereof the following:

                                 ARTICLE VIII

          SECTION 8.1. Notwithstanding any other provisions of the Charter, the Maryland General Corporation Law or any other provision of Maryland law, a favorable vote of the holders of at least three-fourths of the shares of the Corporation then entitled to be voted on the matter shall be required to approve, adopt or authorize:

          (a) a merger or consolidation of the Corporation with any corporation other than a corporation ninety percent or more of which is owned by the Corporation,
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          (b) a transfer of all or substantially all of the assets of the
     Corporation (other than in the regular course of its investment activities),

          (c) a liquidation or dissolution of the Corporation, or

          (d) a change in the nature of the Corporation's business which would cause it to cease to be an investment company unless such action has previously been approved, adopted or authorized by the affirmative vote of three-fourths of the total number of directors fixed in accordance with the By-Laws, in which case the affirmative vote of a majority of the shares entitled to vote thereon shall be required.

     FOURTH: The charter of the Corporation is hereby amended by striking out
Section 9.2 of Article IX and inserting in lieu thereof the following:

          SECTION 9.2 Notwithstanding any other provision of the Charter or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the Charter or the By-Laws of the Corporation), the amendment or repeal of Article VII, Section 8.1, Section
     9.3 or this Section 9.2 of the Articles of Incorporation shall require the affirmative vote of the holders of at least three-fourths of the shares then entitled to be voted on the matter.

     FIFTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and there is no stock entitled to vote on the matter either outstanding or subscribed for at the time of approval.

     IN WITNESS WHEREOF: BLUE CHIP VALUE FUND, INC., has caused these presents
to be signed in its name and on its behalf by its   Chairman, President or Vice-
President and attested by its Secretary or one of its Assistant Secretaries on March 27, 1987.


ATTEST:                                     BLUE CHIP VALUE FUND, INC.



/s/ Todger Anderson                         /s/ Kenneth V. Penland
--------------------------                  ---------------------------
Charles H. Anderson,                        Kenneth V. Penland,
Assistant Secretary                         Chairman

     THE UNDERSIGNED, Chairman of BLUE CHIP VALUE FUND, INC., who executed oh behalf of said Corporation, the foregoing Articles of

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Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                            /s/ Kenneth V. Penland
                                            --------------------------
                                            Kenneth V. Penland,
                                            Chairman

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